Exhibit 3.4

CERTIFICATE OF INCORPORATION

OF

ONLINECHOICE INC.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “General Corporation Law of the State of Delaware”), hereby certifies that:

FIRST:                   The name of the corporation (hereinafter called the “Corporation”) is OnlineChoice Inc.

SECOND:             The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:              The total number of shares of stock which the Corporation shall have authority to issue is twenty thousand (20,000) Common Stock with no par value.

FIFTH:                   The name and the mailing address of the incorporator are as follows:

Name	Mailing Address

Pamela T. Ireland	c/o Jeffers & Ireland
Professional Corporation
1248 Post Road
Fairfield, Connecticut 06824

SIXTH:                  The Corporation is to have a perpetual existence.

SEVENTH:            The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

EIGHTH:               The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

NINTH:                  From time to time any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article NINTH.

Signed on January 23, 2003

By	/s/ Pamela T. Ireland
Pamela T. Ireland
Incorporator